    Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com

West Announces Executive Leadership Appointments

Exton, PA, May 12, 2022 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today the appointment of West’s Chief Financial Officer (CFO) Bernard J. Birkett to a newly combined position of Chief Financial and Operations Officer. In this expanded role, Mr. Birkett will lead our Global Operations and Global Supply Chain. The Company’s Senior Vice President, Chief Global Operations and Supply Chain Officer, David Montecalvo has announced his resignation to pursue other interests with a departure of July 2022 to ensure a seamless transition.

The Company also announced that West’s Senior Vice President, Global Markets and Commercial Solutions, Cindy Reiss-Clark has been appointed to the role of Chief Commercial Officer. Additionally, West’s Senior Vice President, Commercial Products and Emerging Markets, Chris Ryan has been appointed to Senior Vice President, Containment and Glass Systems. The Company also announced the hiring of Kathy dePadua as Vice President and Chief Quality Officer. Ms. dePadua joins West from GE Healthcare where she most recently held the position of Global Quality Executive for the Life Care Solutions Strategic business unit. She brings a wealth of experience to the company having served in various Quality and Regulatory leadership positions over the last 30 years in the medical device and pharma industry.

“I am pleased to announce the appointments of Bernard, Cindy and Chris to these new executive leadership roles, and I am extremely pleased to welcome Kathy to the West team as we continue to advance the importance of our purpose as a global leader in integrated containment and delivery of injectable medicines,” said Eric M. Green, President and Chief Executive Officer, West. “We sincerely appreciate David’s leadership and contributions to the growth and success of West over the past six years, and wish him well in his future endeavors. With the strength of our Global Operations team, I am confident as we seamlessly transition to Bernard's leadership, our Company is well positioned for future growth."

About West
West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With approximately 10,000 team members across 50 sites worldwide, West helps support our customers by delivering over 45 billion components and devices each year.

Headquartered in Exton, Pennsylvania, and in business for nearly a century, West in its fiscal year 2021 generated $2.83 billion in net sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.